Exhibit 10.15

FORM OF EMPLOYEE STOCKHOLDER’S AGREEMENT

This Employee Stockholder’s Agreement (this “Agreement”) is entered into as of April 16, 2012 among Samson Resources Corporation (f/k/a Tulip Acquisition Corporation), a Delaware corporation (the “Company”), and the undersigned Person (the “Employee Stockholder”) (the Company and the Employee Stockholder being hereinafter collectively referred to as the “Parties”). All capitalized terms not immediately defined are hereinafter defined in Section 6(b)of this Agreement.

WHEREAS, pursuant to the Stock Purchase Agreement, dated as of November 22, 2011 (the “Stock Purchase Agreement”), by and among the Company, Samson Investment Company, a Nevada corporation (“Samson” and together with the Company and their direct and indirect subsidiaries, the “Company Group”), and certain other parties, the Company acquired on the Closing Date all of the outstanding capital stock of Samson (the “Acquisition”);

WHEREAS, in connection with the Acquisition, Samson Aggregator L.P. and JD Rockies Resources Limited (collectively with their respective permitted transferees, the “Investors”), contributed certain funds to the Company in exchange for common stock, par value $0.01 per share, of the Company (the “Common Stock”), as of the Closing Date;

WHEREAS, in connection with the Acquisition, to the extent applicable, the Employee Stockholder has been selected by the Company to receive options to purchase shares of Common Stock (the “Options”) pursuant to the terms set forth below and the terms of the Samson Resources Corporation 2011 Stock Incentive Plan (the “Option Plan”) and the Option Award Agreement, dated as of the date hereof, entered into by and between the Company and the Employee Stockholder (the “Award Agreement”);

WHEREAS, other employees and advisors have or may be permitted to transfer to the Company cash in exchange for shares of Common Stock other than pursuant to the exercise of any Option (the “Purchased Stock”) at a per share purchase price (the “Closing Date Purchase Price”) equal to the Fair Market Value, as of the date hereof, which has been determined to the same as the effective per share purchase price paid by the Investors for the shares of the Company in connection with the Acquisition; and

WHEREAS, this Agreement is one of several other agreements (“Other Employee Stockholders Agreements”) which concurrently with the execution hereof or in the future will be entered into between the Company and other individuals who are or will be employees of the Company Group (collectively, the “Other Employee Stockholders”).

NOW THEREFORE, to implement the foregoing and in consideration of the mutual agreements contained herein, the Parties agree as follows:

1. Issuance of Options. Subject to the terms and conditions hereinafter set forth and as set forth in the Option Plan and the Award Agreement, as of the date hereof the Company is granting Options to the Employee Stockholder, at an exercise price per share equal to $5.00, to acquire the number of shares of Common Stock as set forth in such Employee Stockholder’s Award Agreement, which the Parties shall execute and deliver to each other concurrently with the issuance of such Options.

2. Employee Stockholder’s Representations, Warranties and Agreements.

(a) The Employee Stockholder agrees and acknowledges that he or she will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (any of the foregoing acts being referred to herein as a “transfer”) any shares of Purchased Stock, and, at the time of exercise, Common Stock issuable upon exercise of Options (“Option Stock”; together with all Purchased Stock and any other Common Stock otherwise acquired and/or held by the Employee Stockholder Entities as of or after the date hereof, “Stock”), except as provided in this Section 2(a) below and Section 3 hereof. If the Employee Stockholder is an Affiliate of the Company Group, the Employee Stockholder also agrees and acknowledges that he or she will not transfer any shares of the Stock unless:

(i) the transfer is pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the “Act”), and in compliance with applicable provisions of state securities laws; or

(ii) (A) counsel for the Employee Stockholder (which counsel shall be reasonably acceptable to the Company) shall have furnished the Company with an opinion or other advice, reasonably satisfactory in form and substance to the Company, that no such registration is required because of the availability of an exemption from registration under the Act and (B) if the Employee Stockholder is a citizen or resident of any country other than the United States, or the Employee Stockholder desires to effect any transfer in any such country, counsel for the Employee Stockholder (which counsel shall be reasonably satisfactory to the Company) shall have furnished the Company with an opinion or other advice reasonably satisfactory in form and substance to the Company to the effect that such transfer will comply with the securities laws of such jurisdiction.

Notwithstanding the foregoing, the Company acknowledges and agrees that any of the following transfers of Stock are deemed to be in compliance with the Act and this Agreement (including without limitation any restrictions or prohibitions herein), and no opinion of counsel is required in connection therewith: (1) a transfer made pursuant to Sections 3 (including transfers in a Proposed Sale (as defined in the Sale Participation Agreement) pursuant to the Sale Participation Agreement), 4 or 5 hereof, (2) a transfer (x) upon the death or Disability of the Employee Stockholder to the Employee Stockholder’s Estate or (y) to the executors, administrators, testamentary trustees, legatees, immediate family members or beneficiaries of a Person who has become a holder of Stock in accordance with the terms of this Agreement; provided that it is expressly understood that any such transferee shall be bound by the provisions of this Agreement, (3) a transfer made after the date hereof in compliance with the federal securities laws to a Employee Stockholder’s Trust; provided that such transfer is made expressly subject to this Agreement and that the transferee agrees in writing to be bound by the terms and conditions hereof as a “Employee Stockholder” with respect to the representations and warranties and other obligations of this Agreement; and provided further that it is expressly understood and agreed that if such Employee Stockholder’s Trust at any point includes any Person or entity other than the Employee Stockholder, his or her spouse (or ex-spouse) or his or her lineal descendants (including adopted children) such that it fails to meet the definition thereof as set forth in Section 6(b) hereof, such transfer shall no longer be deemed in compliance with this Agreement and shall be subject to 3(d) below, (4) a transfer of Stock made by the Employee Stockholder to Other Employee Stockholders; provided that it is expressly understood that any such transferee(s) shall be bound by the provisions of this Agreement (in addition to the provisions set forth in an Other Employee Stockholders Agreement to which such Other Employee Stockholders are a party), or (5) a transfer made by the Employee Stockholder, with the Board’s approval, to the Company or any subsidiary of the Company.

(b) The certificate (or certificates) representing the Stock, if any, shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE EMPLOYEE STOCKHOLDER’S AGREEMENT AMONG SAMSON RESOURCES CORPORATION AND THE EMPLOYEE STOCKHOLDER NAMED ON THE FACE HEREOF OR THE SALE PARTICIPATION AGREEMENT AMONG SUCH EMPLOYEE STOCKHOLDER AND SAMSON RESOURCES CORPORATION, IN EACH CASE DATED AS OF April 16, 2012 (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY) AND ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS.”

(c) The Employee Stockholder acknowledges that he or she has been advised that (i) the shares of Stock are characterized as “restricted securities” under the Act inasmuch as they are being acquired from the Company in a transaction not involving a Public Offering and that under the Act (including applicable regulations) the Stock may be resold without registration under the Act only in certain limited circumstances, (ii) a restrictive legend in the form heretofore set forth shall be placed on the certificates (if any) representing the Stock and (iii) a notation shall be made in the appropriate records of the Company indicating that the Stock is subject to restrictions on transfer and appropriate stop transfer restrictions will be issued to the Company’s transfer agent with respect to the Stock.

(d) If any shares of the Stock are to be disposed of in accordance with Rule 144 under the Act or otherwise, the Employee Stockholder shall promptly notify the Company of such intended disposition and shall deliver to the Company at or prior to the time of such disposition such customary documentation as the Company may reasonably request in connection with such sale and take any customary actions reasonably requested by the Company prior to any such sale and, in the case of a disposition pursuant to Rule 144, shall deliver to the Company an executed copy of any notice on Form 144 required to be filed with the SEC.

(e) Subject at all times to the limitations of Sections 3 and 8 hereof, the Employee Stockholder agrees that, if any shares of the Stock are offered to the public pursuant to an effective registration statement under the Act (other than registration of securities issued on Form S-8, S-4 or any successor or similar form), the Employee Stockholder will not effect any public sale or distribution of any shares of the Stock not covered by such registration statement, including a sale pursuant to Rule 144 or any swap or other economic arrangement that transfers to another Person any of the economic consequences of owning the Stock, from the time of the receipt of a notice from the Company that the Company has filed or imminently intends to file such registration statement until (i) 180 days (or such shorter period as may be (A) consented to by the managing underwriter or underwriters or (B) applicable to the Investors, subject to the determination of the managing underwriter or underwriters that providing such shorter period to the Employee Stockholder pursuant this clause (B) would not adversely affect the success of such offering) in the case of the Initial Public Offering and (ii) ninety (90) days, plus an extension period, which shall be no longer than 17 days, as may be proposed by the managing underwriter to address regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding the publishing of research, provided that the Employee Stockholder shall be provided notice of both the occurrence of such extension and its lapse for such extension to be effective and binding (or in an underwritten offering such shorter period as may be (x) consented to by the managing underwriter or underwriters or (y) applicable to the Investors, subject to the determination of the managing underwriter or underwriters that providing such shorter period to the Employee Stockholder pursuant this clause (y) would not adversely affect the success of such offering) in the case of any other Public Offering after the date of the prospectus (or prospectus supplement if the offering is made pursuant to a “shelf” registration) pursuant to which such Public Offering shall be made, unless otherwise agreed to in writing by the Company.

(f) The Employee Stockholder represents and warrants that (i) with respect to the Option Stock, the Employee Stockholder has received and reviewed the available information relating to such Stock, including having received and reviewed the documents related thereto, certain of which documents set forth the rights, preferences and restrictions relating to the Options and the Stock underlying the Options and (ii) the Employee Stockholder has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information, the Company, the Company Group and the business and prospects of the Company and the Company Group which the Employee Stockholder deems necessary to evaluate the merits and risks related to the Employee Stockholder’s investment in the Stock and to verify the information contained in the information received as indicated in this Section 2(f) and the Employee Stockholder has relied solely on such information.

(g) The Employee Stockholder further represents and warrants that (i) the Employee Stockholder’s financial condition is such that the Employee Stockholder can afford to bear the economic risk of holding the Stock for an indefinite period of time and has adequate means for providing for the Employee Stockholder’s current needs and personal contingencies, (ii) the Employee Stockholder can afford to suffer a complete loss of his or her investment in the Stock, (iii) the Employee Stockholder understands and has taken cognizance of all risk factors related to the investment in the Stock, (iv) the Employee Stockholder’s knowledge and experience in financial and business matters are such that the Employee Stockholder is capable of evaluating the merits and risks of the Employee Stockholder’s purchase of the Stock as contemplated by this Agreement and (v) if the box next to the Employee Stockholder’s signature is checked, the Employee Stockholder is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Act.

3. Transferability of Stock.

(a) The Employee Stockholder agrees that he or she will not transfer any shares of Stock at any time without the consent of the Investors; provided, however, that the Employee Stockholder may transfer shares of Stock pursuant to one of the following exceptions: (i) transfers permitted by Sections 4 or 5; (ii) transfers permitted by clauses (2), (3) and (4) of Section 2(a); (iii) transfers permitted pursuant to the Sale Participation Agreement; (iv) transfers approved by the Board in writing; or (v) transfers to the Company or its designee (any such exception, a “Permitted Transfer”).

(b) Notwithstanding anything to the contrary herein, Section 3(a) shall terminate and be of no further force or effect upon the earlier of (i) the occurrence of a Change of Control and (ii) 180 days following the Initial Public Offering (such earlier date, the “Lapse Date”). For the avoidance of doubt, after the expiration of the time period specified in (i) and (ii) of Section 2(e), the Employee Stockholder shall be able to transfer shares of Stock without regard to the transfer restriction specified in Section 3(a).

(c) No transfer of any shares of Stock in violation hereof shall be made or recorded on the books of the Company and any such transfer shall be void ab initio and of no effect.

(d) Notwithstanding anything to the contrary herein, the Company may, at any time and from time to time, waive in writing the restrictions on transfers contained in Section 3(a), whether such waiver is made prior to or after the transferee has effected or committed to effect the transfer, or has notified the Investors of such transfer or commitment to transfer. Any transfers made pursuant to such waiver or which are later made subject to such a waiver shall, as of the date of the waiver and at all times thereafter, not be deemed to violate any applicable restrictions on transfers contained in this Agreement.

4. The Employee Stockholder’s Right to Resell Stock and Options to the Company.

(a) Except as otherwise provided herein, if the Employee Stockholder’s employment with the Company Group terminates as a result of the death or Disability of the Employee Stockholder, then the applicable Employee Stockholder Entity, shall, for 365 days (the “4(a) Put Period”) following the date of such termination for death or Disability, have the right to:

(i) with respect to Stock, sell to the Company, and the Company shall be required to purchase, on one occasion, all of the shares of Stock then held by the applicable Employee Stockholder Entities at a per share price equal to Fair Market Value on the Repurchase Calculation Date (the “Section 4 Repurchase Price”); and

(ii) with respect to any outstanding vested Options, sell to the Company, and the Company shall be required to purchase, on one occasion, all of the vested Options then held by the applicable Employee Stockholder Entities for an amount equal to the sum of the excess, if any, of the Section 4 Repurchase Price over the Option Exercise Price of each Option for all of the Exercisable Option Shares, which Options shall be terminated in exchange for such payment. In the event the Employee Stockholder Entity elects to sell under this Section 4(a)(ii) and the foregoing Option Excess Price on a vested Option is zero or a negative number, such outstanding exercisable Option granted to the Employee Stockholder shall be automatically terminated without any payment in respect thereof. In addition, and for the avoidance of doubt, all unvested Options shall be terminated and cancelled without any payment therefor as of the date specified by the Award Agreement in the event of the Employee Stockholder’s death or Disability.

(b) Except as otherwise provided herein, if the Employee Stockholder owns Purchased Stock and the Employee Stockholder’s employment with the Company Group terminates as a result of a Section 5(b) Call Event prior to the fourth anniversary of the Closing Date, then the applicable Employee Stockholder shall, for ninety (90) days (the “4(b) Put Period”) following the earlier to occur of (i) notice from the Company to the Employee Stockholder that the Company will not exercise its rights pursuant to Section 5(e) as to any portion of Purchased Stock and (ii) the expiration of the period in which the Company must provide a Repurchase Notice to the Employee Stockholder pursuant to Section 5(e), have the right to, with respect to Purchased Stock, sell to the Company, and the Company shall be required to purchase, on one occasion, all of the shares of such Stock then held by the applicable Employee Stockholder at a per share price equal to the Section 4 Repurchase Price.

(c) Except as otherwise provided herein, if the Employee Stockholder owns Purchased Stock and the Employee Stockholder’s employment with the Company Group terminates prior to the fourth anniversary of the Closing Date as a result of any reason other than a Section 5(b) Call Event or for death or Disability, then the applicable Employee Stockholder shall, for ninety (90) days (the “4(c) Put Period”) following the earlier to occur of (i) notice from the Company to the Employee Stockholder that the Company will not exercise its rights pursuant to Section 5(e) as to any portion of Purchased Stock and (ii) the expiration of the period in which the Company must provide a Repurchase Notice to the Employee Stockholder pursuant to Section 5(e) have the right to, with respect to Purchased Stock, sell to the Company, and the Company shall be required to purchase, on one occasion, all of the shares of such Stock then held by the applicable Employee Stockholder at a per share purchase price equal to the lesser of (x) the Base Price and (y) the Fair Market Value on the Repurchase Calculation Date.

(d) In the event the applicable Employee Stockholder Entities intend to exercise their rights pursuant to Section 4(a)-(c), such Employee Stockholder Entities shall send written notice to the Company, at any time during the 4(a) Put Period, 4(b) Put Period or 4(c) Put Period (each, a “Put Period”), as applicable, of their intention to sell shares of Stock in exchange for the payment referred to in the applicable subsection of Section 4(a)(i) and shall indicate the number of shares of Stock to be sold and, for purposes of Section 4(a), the number of Options (based on the number of Exercisable Option Shares) to be sold with payment in respect thereof (the “Redemption Notice”). The completion of the purchases shall take place at the principal office of the Company on no later than the twentieth business day (such date to be determined by the Company) after the giving of the Redemption Notice. The applicable Repurchase Price

(including any payment with respect to the Options as described above) shall be paid by delivery to the applicable Employee Stockholder Entities, at the option of the Company, of a certified bank check or checks in the appropriate amount payable to the order of each of the applicable Employee Stockholder Entities (or by wire transfer of immediately available funds, if the Employee Stockholder Entities provide to the Company wire transfer instructions) against delivery of certificates or other instruments representing the Stock so purchased and appropriate documents cancelling the Options so terminated appropriately endorsed or executed by the applicable Employee Stockholder Entities or any duly authorized representative. Notwithstanding anything in this Section 4(d), in the event the Company receives a Redemption Notice at a time when the Fair Market Value is equal to or less than the applicable Option Exercise Price, the Company shall provide the Employee Stockholder Entity that delivered the Redemption Notice to the Company with a statement of valuation and a request that the applicable Employee Stockholder Entity resubmit the Redemption Notice in order to confirm its desire to exercise its rights hereunder with respect to any vested Options.

(e) Notwithstanding anything in this Section 4 to the contrary, if there exists and is continuing a default or an event of default on the part of the Company Group under any loan, guarantee or other agreement under which any part of the Company Group has borrowed money or if any repurchase under this Section 4(a) or Section 5 below, as the case may be, would result in a default or an event of default on such part of the Company Group under any such agreement or if a repurchase by the Company would reasonably be expected to be prohibited by the Delaware General Corporation Law or any federal or state securities laws or regulations (or if the Company reincorporates in another state, the business corporation law of such state) (each such occurrence being an “Event”), the Company shall not be obligated to repurchase any of the Stock or the Options from the applicable Employee Stockholder Entities to the extent it would cause any such default or would be so prohibited by the Event for cash but instead, with respect to such portion with respect to which cash settlement is prohibited, may satisfy its obligations with respect to the Employee Stockholder Entities’ exercise of their rights under the applicable subsection of this Section 4 by delivering to the applicable Employee Stockholder Entity a note with a principal amount equal to the amount payable under this Section 4 that was not paid in cash, having terms acceptable to such part of the Company Group’s lenders and permitted under such part of the Company Group’s debt instruments but which in any event (i) shall be mandatorily repayable promptly and to the extent that an Event no longer prohibits the payment of cash to the applicable Employee Stockholder Entity pursuant to this Agreement; and (ii) shall bear interest at a rate equal to the effective rate of interest in respect of the senior notes issued by such part of the Company Group. In such cases, the Put Period shall be tolled for so long as an Event shall continue. Notwithstanding the foregoing and subject to Section 4(l), if an Event exists and is continuing for one hundred and eighty (180) days after the date of the Redemption Notice, the Employee Stockholder Entities shall be permitted by written notice to rescind (with the ability to reissue at any time during the Put Period) any Redemption Notice with respect to that portion of the Stock and Options repurchased by the Company from the Employee Stockholder Entities pursuant to this Section 4 with the note described in the foregoing sentence, and such repurchase shall be rescinded; provided that, upon such rescission, such note shall be immediately canceled without any action on the part of the Company or the Employee Stockholder Entities, and notwithstanding anything herein or in such note to the contrary, the Company shall have no obligation to pay any amounts of principal or interest thereunder.

(f) During the first twenty days of the calendar month of January (the “Election Period”) of each calendar year beginning 2016 and thereafter, each Employee Stockholder that is employed by the Company Group through the end of such Election Period and each Employee Stockholder whose employment with the Company Group was terminated due to a Section 5(b) Call Event or Section 5(d)(ii) Call Event prior to the end of the Election Period (each such Employee Stockholder, an “Option Eligible Stockholder”), shall have the right, upon irrevocable notice given to the Company on or prior to 4:00 p.m. Central Standard Time of the last business day of the Election Period, to offer to sell to the Company, and the Company shall be required to purchase (subject to Sections 4(h), 4(i), 4(j), 4(k) and 4(l)), all or any portion of the Option Stock, including Stock that would be issued pursuant to exercise by the Employee Stockholder of any vested and excisable Options during the Election Period, as designated by such Option Eligible Stockholder in such notice and not to exceed an amount of Option Stock attributable to 25% of the combined amount of Employee Stockholder’s Options granted pursuant to the Option Plan, both vested and unvested, and previously exercised, Options, which such notice shall not be effective with respect to any amount of unexercised options included in the notice. To assist the Option Eligible Stockholders in making the determination of whether or not to exercise any of their rights described in this Section 4(f) or Sections 4(g), 4(h), 4(i) and 4(j) below, during any Election Period, the Company will be required to provide each Option Eligible Stockholder with the Fair Market Value as of December 31 of the prior year by no later than the tenth day of January. The Election Period for an Option Eligible Stockholder will be extended by the number of business days that the Company may be late in delivering the notice of Fair Market Value to such Option Eligible Stockholder.

(g) During the Election Period of each calendar year beginning 2016 and thereafter, each Employee Stockholder that is employed by the Company Group through the end of such Election Period and each Employee Stockholder whose employment with the Company Group was terminated due to a Section 5(b) Call Event or Section 5(d)(ii) Call Event prior to the end of the Election Period (each such Employee Stockholder, a “Purchased Stock Eligible Stockholder”), shall have the right, upon irrevocable notice given to the Company on or prior to 4:00 p.m. Central Standard Time of the last business day of the Election Period, to offer to sell to the Company, and the Company shall be required to purchase (subject to Sections 4(h), 4(i), 4(j), 4(k) and 4(l)), all or any portion of up to 100% of the Purchased Stock of such Purchased Stock Eligible Stockholder as designated by such Purchased Stock Eligible Stockholder in such notice. For the purposes of this Section 4 (including, without limitation, Sections 4(h), 4(i), 4(j), 4(k) and 4(l)), any Option Stock held for at least six months after the exercise of the applicable Option by an Option Eligible Stockholder shall be deemed to be “Purchased Stock” and may be included in the notice delivered pursuant to this Section 4(g).

(h) In respect of all Option Eligible Stockholders and Purchased Stock Eligible Stockholders who have duly exercised his or her rights in accordance with Section 4(f) and Section 4(g) (respectively, the “Option Stockholders” and the “Purchased Stock Stockholders”) the Company shall tabulate the number of shares of Purchased Stock and the number of shares of Option Stock that the Employee Stockholders and any other employees with similar rights have elected to offer to sell to the Company and calculate (i) the aggregate amount of the Fair Market Value (as of December 31 of the calendar year immediately prior to the applicable Election Period) of the Purchased Stock so offered (the “Purchased Stock Amount”) and (ii) the aggregate amount of the Fair Market Value (as of December 31 of the calendar year immediately prior to the applicable Election Period) of the Option Stock so offered (the “Option Amount”).

(i) If the Purchased Stock Amount exceeds $50,000,000 during any calendar year, then the Company shall repurchase on a pro rata basis (in respect of the amount of Purchased Stock offered by each Purchased Stock Stockholder) from all Purchased Stock Stockholders an amount of Purchased Stock with a Fair Market Value (as of December 31 of the calendar year immediately prior to the applicable Election Period) equal in the aggregate to $50,000,000 and the Company shall not repurchase any Option Stock from the Option Stockholders.

(ii) If the Purchased Stock Amount is less than $50,000,000 but the aggregate Purchased Stock Amount and Option Amount is more than $50,000,000 during any calendar year, then the Company shall repurchase all Purchased Stock offered by the Purchased Stock Stockholders at its Fair Market Value (as of December 31 of the calendar year immediately prior to the applicable Election Period) (in the aggregate, the “Exercised Purchased Stock Amount”), and shall, subject to final determination of the Revised Option Amount pursuant to Section 4(j), indicate its intention to repurchase on a pro rata basis (in respect of the amount of Option Stock offered by each Option Stockholder) from all Option Stockholders an amount of Option Stock with a Fair Market Value (as of December 31 of the calendar year immediately prior to the applicable Election Period) equal in the aggregate to the difference between $50,000,000 minus the Exercised Purchased Stock Amount (subject to the redetermination of the Option Amount set forth in Section 4(j) below).

(iii) If the aggregate Purchased Stock Amount and Option Amount is less than $50,000,000 during any calendar year, then the Company shall, subject to final determination of the Revised Option Amount pursuant to Section 4(j), repurchase all Purchased Stock and Option Stock offered by the Employee Stockholders during the applicable Election Period.

(iv) In the event that any Employee Stockholder has been prevented pursuant to this Section 4(h) from selling all of the Purchased Stock or Option Stock that the Employee Stockholder tendered to the Company in any calendar year (such unrepurchased amount, the “Shortfall Amount”), such Employee Stockholder shall have priority to resell his Stock to the extent of the Shortfall Amount (on a pari passu basis with any other Employee Stockholders so prevented) during the calendar year immediately following; provided that this priority shall first be applied to the Shortfall Amount in respect of Purchased Stock and then to the Shortfall Amount in respect of Option Stock, and on a pro rata basis among all subject Employee Stockholders in the event that this Section 4(h) does not permit the purchase of the entire Shortfall Amount in respect of the Purchased Stock or the Option Stock in a given calendar year; and further provided that any Shortfall Amount in respect of a given calendar year cannot be repurchased due to the operation of this Section 4(h), such remaining shortfall amount shall have priority over any Shortfall Amounts in respect of subsequent calendar years.

(i) On or before February 15 of the calendar year of the applicable Election Period, the Company shall notify each Purchased Stock Stockholder of the amount of Purchased Stock that the Company will repurchase pursuant to Section 4(h) above and each Option Stockholder of the amount of Option Stock (if any) that the Company would be able to repurchase pursuant to Section 4(h) above based on the Fair Market Value as of December 31 of the immediately preceding calendar year (subject to the redetermination of the Option Amount set forth in Section 4(j) below). The repurchase of Purchased Stock from each Purchased Stock Stockholder will occur as promptly as practicable after such date, subject to the delivery to the Company by the Purchased Stock Stockholder of the required documentation described in Section 4(k) below.

(j) On July 21, or if July 21 is not a business day, the first business day thereafter, of the calendar year of the applicable Election Period, the Company shall recalculate the aggregate amount of the Fair Market Value (as of such date) of the Option Stock offered pursuant to Section 4(h) above (the “Revised Option Amount”), and notify each Option Stockholder within five business days of such calculation of (i) the change in Fair Market Value since December 31 of the immediately preceding calendar year and (ii) the amount of Option Stock that the Company will repurchase pursuant to Section 4(h) above, which such amount may be less than the amount previously notified to the Option Stockholder in the event that Section 4(h)(ii) above applies and there has been an increase in Fair Market Value. Each Employee Stockholder will have five business days following such notification to elect to revoke his offer to sell the designated amount of Option Stock (whether the Fair Market Value has increased, decreased or remained unchanged) and, following the lapse of such five-day period, the Company shall redetermine the Revised Option Amount taking into account any such revocations, and thereafter the Revised Option Amount shall be deemed to be equal to such redetermined amount. If the aggregate Purchased Stock Amount and Revised Option Amount is less than $50,000,000 during the applicable calendar year, then the Company shall repurchase all Option Stock offered by the Option Stockholders during the applicable Election Period. If the Purchased Stock Amount is less than $50,000,000 but the aggregate Purchased Stock Amount and Revised Option Amount is more than $50,000,000, the Company shall repurchase on a pro rata basis (in respect of the amount of Option Stock offered by each Option Stockholder that has not delivered a notice of revocation to the Company) an amount of Option Stock with a Fair Market Value equal in the aggregate to the difference between $50,000,000 minus the Exercised Purchased Stock Amount. The repurchase of Option Stock from each Option Stockholder will occur as promptly as practicable after such redetermination, subject to the delivery to the Company by the Option Stockholder of the required documentation described in Section 4(k) below.

(k) The applicable Repurchase Price shall be paid by delivery to the applicable Employee Stockholder Entities, at the option of the Company, of a certified bank check or checks in the appropriate amount payable to the order of each of the applicable Employee Stockholder Entities (or by wire transfer of immediately available funds, if the Employee Stockholder Entities provide to the Company wire transfer instructions) against delivery of certificates, if any where given to the Employee Stockholder, or other reasonable documents or instruments representing the Stock so purchased and reasonable documents or instruments cancelling the Options so terminated appropriately endorsed or executed by the applicable Employee Stockholder Entities or any duly authorized representative.

Notwithstanding anything to the contrary in this Agreement, if any part of the Company Group has taken any action that, together with the repurchase of $50,000,000 of Stock pursuant to Section 4(h) above, would constitute an Event under any loan, guarantee or other agreement under which any part of the Company Group has borrowed money, the references in this Section 4 to “$50,000,000” shall be deemed to be the maximum possible amount that, together with such other actions, would not constitute an Event (but, for the avoidance of doubt, in no event shall such amount ever be under any circumstances greater than $50,000,000).

In the event that all applicable loans, guarantees and other agreements under which any part of the Company Group has borrowed money permit the repurchase of equity interests of the Company in excess of $50,000,000 during any calendar year, the board of directors of the Company (or the applicable committee thereof) shall in their discretion have the ability to cause the references in this Section 4 to “$50,000,000” to be deemed to be an amount in excess of $50,000,000, up to a total of $75,000,000, so long as such amount would not constitute an Event as described above.

(l) Notwithstanding anything in this Agreement to the contrary, except for any payment obligation of the Company which has arisen prior to the occurrence of a Lapse Date, Section 4 shall terminate and be of no further force or effect upon the occurrence of such Lapse Date.

5.	The Company’s Option to Purchase Stock and Options of the Employee Stockholder Upon Certain Terminations of Employment.

(a) Termination for Cause by the Company and Breach of Transfer Restrictions. If, (i) the Employee Stockholder’s active employment with the Company Group is terminated by the Company Group for Cause or (ii) the Employee Stockholder Entities effect a transfer of Stock (or Options) that is prohibited under this Agreement (or the Award Agreements, as applicable), after notice from the Company of such impermissible transfer and a reasonable opportunity to cure such transfer which is not so cured (each event described above, a “Section 5(a) Call Event”), then:

(i) with respect to all Options, all outstanding Options (whether vested or unvested) shall be automatically terminated without any payment in respect thereof upon the occurrence of the Section 5(b) Call Event; and

(ii) with respect to any Stock, the Company may purchase, on one occasion, all or any portion of the shares of such Stock then held by the applicable Employee Stockholder Entities at a per share purchase price equal to the lesser of (x) the Base Price and (y) the Fair Market Value on the Repurchase Calculation Date.

(b) Termination without Cause by the Company and Termination by the Employee Stockholder with Good Reason. If the Employee Stockholder’s active employment with the Company Group is terminated (i) by the Company (or, if applicable, its subsidiaries or Affiliates) without Cause (other than due to his or her death or Disability) or (ii) by the Employee Stockholder with Good Reason (each, a “Section 5(b) Call Event”) then:

(i) with respect to Stock, the Company may purchase all or any portion of the shares of such Stock then held by the applicable Employee Stockholder Entities at a per share purchase price equal to the greater of (x) the Base Price and (y) the Fair Market Value on the Repurchase Calculation Date;

(ii) with respect to any outstanding vested Options, the Company may purchase, on one occasion, all or any portion of the exercisable vested Options held by the applicable Employee Stockholder Entities for an amount equal to the sum of the excess, if any, of the Fair Market Value on the Repurchase Calculation Date over the Option Exercise Price of each Option for all of the Exercisable Option Shares (solely relating to the vested Options being purchased by the Company hereunder), which vested Options shall be terminated in exchange for such payment. In the event the Company elects to repurchase under this Section 5(b)(ii) and the foregoing Option Excess Price on a vested Option is zero or a negative number, such outstanding exercisable vested Option shall be automatically terminated without any payment in respect thereof; and

(iii) with respect to unvested Options, all outstanding unvested Options shall automatically be terminated without any payment in respect thereof as of the applicable date specified by the Award Agreement in the case of a termination by the Company Group without Cause (other than due to his or her death or Disability) or a termination by the Employee Stockholder with Good Reason.

(c) Termination Due to Death or Disability. If the Employee Stockholder’s active employment with the Company Group is terminated due to his or her death or Disability (each, a “Section 5(c) Call Event”) then:

(i) with respect to any Stock acquired by the Employee Stockholder through the exercise of vested Options, the Company may purchase all or any portion of the shares of such Stock then held by the applicable Employee Stockholder Entities at a per share purchase price equal to Fair Market Value on the Repurchase Calculation Date;

(ii) with respect to any outstanding Options, the Company may purchase, on one occasion, all or any portion of the exercisable vested Options held by the applicable Employee Stockholder Entities for an amount equal to the sum of the excess, if any, of the Fair Market Value on the Repurchase Calculation Date over the Option Exercise Price of each Option for all of the Exercisable Option Shares (solely relating to the vested Options being purchased by the Company hereunder), which vested Options shall be terminated in exchange for such payment. In the event the Company elects to repurchase under this Section 5(c)(ii) and the foregoing Option Excess Price on a vested Option is zero or a negative number, such outstanding exercisable vested Option shall be automatically terminated without any payment in respect thereof; and

(iii) with respect to unvested Options, all outstanding unvested Options shall automatically be terminated without any payment in respect thereof as of the date specified by the Award Agreement in the event of the Employee Stockholder’s death or Disability.

For the avoidance of doubt, at no time shall the Company have the right, due to the Employee Stockholder’s death or Disability, to cause the Employee Stockholder Entities without their consent to sell to the Company any Purchased Stock.

(d) Termination by the Employee Stockholder Without Good Reason. If the Employee Stockholder’s active employment with the Company Group is terminated by the Employee Stockholder without Good Reason (excluding due to his or her death or Disability):

(i) Before June 21, 2015 (a “Section 5(d)(i) Call Event”):

(A) With respect to any Purchased Stock, the Company may purchase all or any portion of the shares of such Purchased Stock then held by the Employee Stockholder Entities on the date of such termination of employment at a per share purchase price equal to the lesser of (x) the Base Price and (y) the Fair Market Value on the Repurchase Calculation Date; and

(B) With respect to any outstanding Options, whether vested or unvested, all such outstanding Options shall be terminated on the date specified by the Award Agreement without any payment in respect thereof; provided, however, that with respect to any Option Stock acquired upon exercise of vested Options, the Company can purchase all or any portion of the shares of such Option Stock then held by the Employee Stockholder Entities on the date of such termination of employment at the lesser of (x) the Option Exercise Price or (y) the Fair Market Value on the Repurchase Calculation Date.

(ii) On or after June 21, 2015 (a “Section 5(d)(ii) Call Event”):

(A) With respect to any Purchased Stock and any Option Stock acquired upon exercise of vested Options, the Company may purchase all or any portion of the shares of such Purchased or Option Stock then held by the Employee Stockholder Entities on the date of such termination of employment at a per share purchase price equal to the Fair Market Value on the Repurchase Calculation Date, and

(B) With respect to any vested Options, the Company may purchase all or any portion of the shares of such vested Options then held by the Employee Stockholder Entities for an amount equal to the sum of the excess, if any, of the Fair Market Value on the Repurchase Calculation Date over the Option Exercise Price of each Option for all of the Exercisable Option Shares (solely relating to the vested Options being purchased by the Company), in each case of the foregoing which vested Options shall be terminated in exchange for such payment. In the event the Company elects to repurchase under this Section 5(d)(ii)(B) and the foregoing Option Excess Price on a vested Option is zero or a negative number, such outstanding vested Option shall be automatically terminated without any payment in respect thereof.

(e) Call Notice. The Company shall have a period (the “Call Period”) of one hundred eighty (180) days from the date of any Call Event (or, if later, with respect to a Section

5(a) Call Event, the date after discovery of, and the applicable cure period for, an impermissible transfer constituting a Section 5(a) Call Event) in which to give notice in writing to the Employee Stockholder of its election to exercise its rights and obligations pursuant to this Section 5 (“Repurchase Notice”); provided, however, that upon the occurrence of any Call Event, the Company shall advise the Employee Stockholder Entities as to whether it intends to deliver Repurchase Notice, whether the purchase price will be less than the Fair Market Value, and in respect of which Options or Stock, within thirty (30) days following the date of such Call Event. Notwithstanding the foregoing, the Company reserves the right to extend the Call Period to ensure that the Employee Stockholder Entities are able to comply with the one hundred and eighty (180) day stock ownership holding period identified in Section 5(f) below, but which shall in no event extend beyond thirty (30) days after the date that such one hundred and eighty (180) day holding period expires. The completion of the purchases pursuant to the foregoing shall take place at the principal office of the Company no later than the fifteenth business day after the giving of the Repurchase Notice. The applicable Repurchase Price (including any payment with respect to the Options as described in this Section 5) shall be paid by delivery to the applicable Employee Stockholder Entities of a certified bank check or checks in the appropriate amount payable to the order of each of the applicable Employee Stockholder Entities (or by wire transfer of immediately available funds, if the Employee Stockholder Entities provide to the Company wire transfer instructions) against delivery of certificates or other instruments representing the Stock so purchased and appropriate documents canceling the Options so terminated, appropriately endorsed or executed by the applicable Employee Stockholder Entities or any duly authorized representative, if such Stock or Options are held in certificated form. For the avoidance of doubt, in the event that the Company does not exercise its rights pursuant to this Section 5(e) as to any Stock, either Purchased Stock or Option Stock, the Employee Stockholder Entities’ ownership of and rights in such Stock shall not be affected.

(f) Use of Note to Satisfy Call Payment; Termination of Call Right. Notwithstanding any other provision of this Section 5 to the contrary, if there exists and is continuing any Event, the Company will, to the extent it has exercised its rights to purchase Stock or Options pursuant to this Section 5, in order to complete the purchase of any Stock or Options pursuant to this Section 5, deliver to the applicable Employee Stockholder Entities (i) a cash payment for any amounts payable pursuant to this Section 5 that would not cause an Event and (ii) a note having the same terms as that provided in Section 4(e) above with a principal amount equal to the amount payable but not paid in cash pursuant to this Section 5 due to the Event. Notwithstanding the foregoing, if an Event exists and is continuing for one hundred and eighty (180) days from the date of the Call Event, the proposed repurchase of that portion of the Stock and Options to be repurchased by the Company from the Employee Stockholder Entities pursuant to this Section 5 with the note described in the foregoing sentence shall immediately terminate, the Stock or Options shall be returned to the Employee Stockholder and the Company shall have no further rights or obligations under this Section 5. The occurrence of an Event shall toll, for any Options or Stock called pursuant to this Section 5, any time period requirements for (x) exercise by the Employee Stockholder or (y) for their termination.

(g) Section 5(b) Call Event True-Up Payment. In addition, in the event of a Section 5(b) Call Event within one-hundred eighty (180) days immediately preceding an Initial Public Offering or a Change of Control transaction whereby the Company exercises its right to purchase such Employee Stockholder’s shares of Common Stock and Options and the per share consideration paid for one share of Common Stock in such transaction (the “IPO/CoC Price”) is greater than the Fair Market Value paid upon the Company’s exercise of its right to purchase such Stock and Options (the “Call FMV”), then within ten (10) business days following the consummation of such Initial Public Offering or Change of Control transaction, the Company shall pay the terminated Employee Stockholder an amount equal to the product of (x) the excess of the IPO/CoC Price over the Call FMV and (y) the aggregate of the number of shares of Common Stock, and the number of shares subject to the vested Options, in each case that were purchased by the Company in connection with its exercise of its rights under Section 5(b) of this Agreement.

(h) Expiration of this Section 5; Company’s Election. Notwithstanding anything in this Agreement to the contrary, except for any payment obligation of the Company which has arisen prior to the occurrence of a Lapse Date, this Section 5 shall terminate and be of no further force or effect upon the occurrence of such Lapse Date. The Company may only exercise its call option pursuant to a Call Event for one hundred and eighty (180) days after such event. The rights of the Company set forth in this Section 5 are exercisable in the sole discretion of the Company, and the Employee Stockholder acknowledges and agrees that the Company is under no obligation to, and may determine not to elect to, exercise such rights.

(i) Effect of Accounting Principles. Notwithstanding anything set forth in Section 4 or 5 to the contrary, in the event that it is determined by the Board, after consultation with the Chief Financial Officer of the Company, that any of the provisions of either of Section 4 or 5 would result in any of the Options being classified as a liability as contemplated by Financial Accounting Standards Board Accounting Standard Codification (ASC) Section 718, Compensation — Stock Compensation (FASB ASC 718), including any amendments and interpretations thereto, then the Company shall be required to advise the Employee Stockholder Entities of this determination (x) in order to allow the Employee Stockholder Entities to exercise their rights under Section 4 and (y) in order for the Company to exercise its rights under Section 5 (but only to the extent that the Company notifies the Employee Stockholder Entities of its intent to exercise its rights under Section 5), and then in any such case the following terms shall apply:

(i) any shares of Stock that are to be purchased by the Company pursuant to Section 4 or 5, as applicable, may only be so purchased if and when such shares have been held by the applicable Employee Stockholder Entities for at least six months; and

(ii) with respect to any exercisable Options, upon the occurrence of the applicable event identified in Section 4 giving rise to the Employee Stockholder’s rights thereunder or a Call Event, the Employee Stockholder Entities may be required by the Company to elect, in accordance with the terms of the relevant Award Agreement, to receive from the Company, on one occasion, in exchange for all of the exercisable Options then held by the applicable Employee Stockholder Entities, if any, a number of shares of Stock equal to the quotient of (x) the product of (A) the excess, if any, of the Fair Market Value over the Option Exercise Price and (B) the number of shares then acquirable on exercise, divided by (y) the Fair Market Value, which Options shall be terminated in exchange for such payment of shares of Stock (any such shares of Stock so acquired, the “Net Settled Stock”). (In the event the foregoing Option Excess Price is zero or a negative number, all outstanding exercisable Options shall be automatically terminated without any payment in respect thereof.) Upon the occurrence of such net settlement of all exercisable Options, the Put Period or the Call Period, as applicable, shall be deemed to be the period that is thirty (30) days following the date that is six (6) months after the receipt by the applicable Employee Stockholder Entities of the Net Settled Stock, during which time the Company may, on delivery of Repurchase Notice (or upon delivery of a Redemption Notice), purchase (or be required to purchase in the case of Section 4) all (in the case of a purchase pursuant to Section 4) or all or any portion (in the case of a purchase pursuant to Section 5) of the Net Settled Stock held by the applicable Employee Stockholder Entities, at a per share price equal to the applicable Repurchase Price for Option Stock identified in Section 4 or Section 5, as applicable.

6. Adjustment of Repurchase Price; Definitions.

(a) Adjustment of Repurchase Price. In determining the applicable repurchase price of the Stock and Options, as provided for in Sections 4 and 5, above, appropriate adjustments shall be made for any stock dividends, splits, combinations, recapitalizations or any other adjustment in the number of outstanding shares of Stock in order to maintain, as nearly as practicable, the intended operation of the provisions of Sections 4 and 5.

(b) Definitions. All capitalized terms used in this Agreement and not defined herein shall have such meaning as such terms are defined in the Option Plan. Terms used herein and as listed below shall be defined as follows:

“4(a) Put Period” shall have the meaning set forth in Section 4(a) hereof.

“4(b) Put Period” shall have the meaning set forth in Section 4(b) hereof.

“4(c) Put Period” shall have the meaning set forth in Section 4(c) hereof.

“Acquisition” shall have the meaning set forth in the first “whereas” paragraph.

“Act” shall have the meaning set forth in Section 2(a)(i) hereof.

“Affiliate” means with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person; provided, however, for purposes of this Agreement, any Person (“Co-Invest Vehicle”) formed specifically for the purpose of facilitating investments in the Company by Persons that are not Affiliates of an Investor or Sponsor shall not be deemed to be an Affiliate of an Investor or Sponsor solely because such Investor or Sponsor, as applicable, controls such Co-Invest Vehicle.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Award Agreement” shall have the meaning set forth in the third “whereas” paragraph.

“Base Price” shall mean, for shares of Common Stock purchased as of the date hereof, the Closing Date Purchase Price, and for any other shares of Common Stock otherwise acquired by the Employee Stockholder, the applicable per share purchase price paid by the Employee Stockholder for one share of Common Stock, in each case as adjusted pursuant to Section 6(a) hereof.

“Board” shall mean the board of directors of the Company.

“Call Event” shall mean in the singular and “Call Events” shall mean in the collective any Section 5(a) Call Event, Section 5(b) Call Event, Section 5(c) Call Event, Section 5(d)(i) Call Event and Section 5(d)(ii) Call Event.

“Call Period” shall have the meaning set forth in Section 5(e) hereof.

“Cause” means, with respect to Employee Stockholder, the occurrence of any of the following events: (a) Employee Stockholder’s commission of any serious crime involving fraud, dishonesty or a breach of trust as to the Company or any part of the Company Group (including but not limited to, misrepresentation, embezzlement, or misappropriation); (b) Employee Stockholder’s material violation of either (i) any applicable confidential and proprietary information policy of the Company Group or (ii) any applicable code of conduct policy of the Company Group, as then in effect; (c) Employee Stockholder’s conviction, guilty plea, no contest plea, deferred adjudication or other trial diversion regarding any felony or any crime involving moral turpitude; or (d) Employee Stockholder’s failure to perform his or her duties in any material respect (other than any failure resulting from Employee Stockholder’s incapacity due to physical or mental illness or disability) or Employee Stockholder’s gross negligence or intentional misconduct in the performance of his or her duties, including any act or acts which affect the image or reputation of the Company or any part of the Company Group or which result in material financial loss to any part of the Company Group. Notwithstanding the immediately preceding item (d), any of the circumstances described in said item (d) may not serve as the basis for Cause unless (x) the Company provides written notice to Employee Stockholder within thirty (30) days following the Company’s initial knowledge of the existence and effect of the event(s) constituting Cause and (y) Employee Stockholder fails to cure such event(s) within thirty (30) days after receipt of such notice. Furthermore, no act or failure to act by Employee Stockholder shall be considered “intentional” unless done or omitted to be done by Employee Stockholder in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company Group.

“Change of Control” means (i) the sale of all or substantially all of the assets (i.e., at least 80%) (in one transaction or a series of related transactions) of Samson Resources Corporation, a corporation controlled by affiliates of Kohlberg Kravis Roberts & Co. L.P., Itochu Corporation, Natural Gas Partners L.P. and Crestview Partners L.P. (together, the “Sponsors”) or Samson, as applicable, to any Person (or group of Persons acting in concert), other than to the Sponsors or their Affiliates; or (ii) a merger, recapitalization or other sale (in one transaction or a series of related transactions) by the Company, the Sponsors or any of their respective Affiliates (which includes, for the avoidance of doubt, Samson), to a Person (or group of Persons acting in concert) of equity interests or voting power that results in any Person (or group of Persons acting in concert) (other than the Sponsors or their Affiliates) owning more than 50% of the equity interests or voting power of the Company or Samson, as applicable (or any resulting company after a merger). For the avoidance of doubt, none of an Initial Public Offering, stock dividend, stock split or any other similar corporate event shall alone constitute a Change of Control.

“Closing Date” shall mean December 21, 2011.

“Common Stock” shall have the meaning set forth in the second “whereas” paragraph.

“Company” shall have the meaning set forth in the introductory paragraph.

“Company Group” shall have the meaning set forth in the introductory paragraph.

“Confidential Information” shall mean all non-public information concerning trade secret, know-how, software, developments, inventions, processes, technology, designs, the financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Restricted Group; provided that any such information shall not be “Confidential Information” to the extent (i) the disclosure of such information is legally required to comply with applicable Law or legal process or government agency or self-regulatory body request so long as the disclosing party uses commercially reasonable efforts to preserve the confidentiality of the information and discloses only that portion of the information as is, based on the advice of the disclosing party’s counsel, legally required, or (ii) it becomes generally available to the public other than as a result of a disclosure or failure to safeguard in violation of Section 22.

“Controlled by” means with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Disability” shall mean “Disability” as such term is defined in any employment or similar agreement between the Employee Stockholder and the applicable part of the Company Group, and if no such term is defined therein (or no such agreement exists), then as defined in the then-current long-term disability plan of the Company Group to which the Employee Stockholder is subject at such time.

“Election Period” shall have the meaning set forth in Section 4(f) hereof.

“Event” shall have the meaning set forth in Section 4(e) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (or any successor section thereto).

“Exercisable Option Shares” shall mean the shares of Common Stock that, at the time that Redemption Notice or Repurchase Notice is delivered (as applicable), could be purchased by the Employee Stockholder upon exercise of his or her then outstanding and exercisable Options.

“Exercised Purchased Stock Amount” shall have the meaning set forth in Section 4(h) hereof.

“Fair Market Value” shall mean the fair market value of one share of Common Stock on any given date, as determined reasonably and in good faith by the Board.

“Good Reason” means, with respect to Employee Stockholder, the occurrence of any of the following events without Employee Stockholder’s prior agreement and written consent: (a) a diminution in Employee Stockholder’s annual base salary or annual bonus (except as such annual bonus may be affected by the performance of any of the Company Group, the Company Group business unit in which Employee Stockholder works, or Employee Stockholder); (b) relocation of Employee Stockholder’s primary place of employment to a location more than 50 miles from his or her primary place of employment; (c) a material breach by any part of the Company Group of any of its obligations to Employee Stockholder under this Agreement or any employment or similar agreement between the Employee Stockholder and the applicable part of the Company Group; or (d) the assignment of duties and responsibilities on a continuing basis to Employee Stockholder that are materially inconsistent with Employee Stockholder’s title or position at the applicable part of the Company Group prior to such assignment. Notwithstanding the foregoing, any of the circumstances described in the items immediately above may not serve as the basis for Good Reason unless (i) the Employee Stockholder provides written notice to the Company within thirty (30) days of Employee Stockholder’s initial knowledge of the existence and effect of the event(s) constituting Good Reason and (ii) the Company Group fails to cure (to the extent curable) such events(s) within thirty (30) days after receipt from Employee Stockholder of such notice; provided that Good Reason will cease to exist with respect to an event thirty-one (31) days following Employee Stockholder’s initial knowledge of the existence and effect of such event, and Employee Stockholder will be deemed to have waived the right to claim Good Reason with respect to that event, provided further that the separate occurrence of an event similar to a waived event but arising out of new facts or circumstances will also constitute Good Reason and will be subject to a separate written notice and waiver procedure.

“Group” shall mean “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

“Initial Public Offering” means the initial Public Offering of the shares of Common Stock.

“Investors” shall have the meaning set forth in the second “whereas” paragraph.

“Lapse Date” shall have the meaning set forth in Section 3(b) hereof.

“Employee Stockholder” shall have the meaning set forth in the introductory paragraph.

“Employee Stockholder Entities” shall mean the Employee Stockholder’s Trust, the Employee Stockholder and the Employee Stockholder’s Estate, collectively.

“Employee Stockholder’s Estate” shall mean the conservators, guardians, executors, administrators, testamentary trustees, legatees or beneficiaries of the Employee Stockholder.

“Employee Stockholder’s Trust” shall mean a partnership, limited liability company, corporation, trust, private foundation or custodianship, the beneficiaries of which may include only the Employee Stockholder, his or her spouse (or ex-spouse) or his or her lineal descendants (including adopted) or, if at any time after any such transfer there shall be no then living spouse or lineal descendants, then to the ultimate beneficiaries of any such trust or to the estate of a deceased beneficiary.

“Option Amount” shall have the meaning set forth in Section 4(h) hereof.

“Option Eligible Stockholder” shall have the meaning set forth in Section 4(f) hereof.

“Option Stockholders” shall have the meaning set forth in Section 4(h) hereof.

“Options” shall have the meaning set forth in the third “whereas” paragraph.

“Option Excess Price” shall mean the aggregate amount paid or payable by the Company in respect of Exercisable Option Shares, as determined pursuant to Section 4 or 5 hereof, as applicable.

“Option Exercise Price” shall mean the then-current per share exercise price of the shares of Common Stock covered by the applicable Option.

“Option Plan” shall have the meaning set forth in the third “whereas” paragraph.

“Option Stock” shall have the meaning set forth in Section 2(a) hereof.

“Other Employee Stockholders” shall have the meaning set forth in the fourth “whereas” paragraph.

“Other Employee Stockholders Agreements” shall have the meaning set forth in the fourth “whereas” paragraph.

“Parties” shall have the meaning set forth in the introductory paragraph.

“Permitted Transfer” shall have the meaning set forth in Section 3(a).

“Person” shall mean “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

“Public Offering” shall mean the sale of shares of Common Stock to the public subsequent to the date hereof pursuant to a registration statement under the Act which has been declared effective by the SEC (other than a registration statement on Form S-4, S-8 or any other similar form).

“Put Period” shall have the meaning set forth in Section 4(d) hereof.

“Purchased Stock” shall have the meaning set forth in the third “whereas” paragraph.

“Purchased Stock Amount” shall have the meaning set forth in Section 4(h) hereof.

“Purchased Stock Eligible Stockholder” shall have the meaning set forth in Section 4(g) hereof.

“Purchased Stock Stockholders” shall have the meaning set forth in Section 4(h) hereof.

“Redemption Notice” shall have the meaning set forth in Section 4(d) hereof.

“Repurchase Calculation Date” shall mean (i) prior to the occurrence of a Public Offering, the last day of the month preceding the month in which date of repurchase occurs, and (ii) on and after the occurrence of a Public Offering, the closing trading price on the date immediately preceding the date of repurchase.

“Repurchase Notice” shall have the meaning set forth in Section 5(e) hereof.

“Repurchase Price” shall mean the amount to be paid in respect of the Stock and Options to be purchased by the Company pursuant to Section 4 and Section 5, as applicable.

“Restricted Group” shall mean, collectively, the Company, its subsidiaries, the Investors, the Sponsors and their respective Affiliates.

“Revised Option Amount” shall have the meaning set forth in Section 4(j) hereof.

“Rule 144” shall mean Rule 144 under the Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“Sale Participation Agreement” shall mean that certain sale participation agreement entered into by and between the Employee Stockholder and the Investors dated as of the date hereof.

“SEC” shall mean the Securities and Exchange Commission.

“Section 5(a) Call Event” shall have the meaning set forth in Section 5(a) hereof.

“Section 5(b) Call Event” shall have the meaning set forth in Section 5(b) hereof.

“Section 5(c) Call Event” shall have the meaning set forth in Section 5(c) hereof.

“Section 5(d)(i) Call Event” shall have the meaning set forth in Section 5(d) hereof.

“Section 5(d)(ii) Call Event” shall have the meaning set forth in Section 5(d) hereof.

“Shortfall Amount” shall have the meaning set forth in Section 4(h) hereof.

“Sponsors” shall have the meaning set forth in the definition of “Change of Control.”

“Stock” shall have the meaning set forth in Section 2(a) hereof.

“Stock Purchase Agreement” shall have the meaning set forth in the first “whereas” paragraph.

“Transfer” shall have the meaning set forth in Section 2(a) hereof.

7. The Company’s Representations and Warranties and Covenants.

(a) The Company represents and warrants to the Employee Stockholder that (i) this Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms and (ii) the Stock, when issued and delivered in accordance with the terms hereof and the other agreements contemplated hereby, will be duly and validly issued, fully paid and nonassessable.

(b) If the Company becomes subject to the reporting requirements of Section 12 of the Exchange Act, the Company will file the reports required to be filed by it under the Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, to the extent required from time to time to enable the Employee Stockholder to sell shares of Stock, subject to compliance with the provisions hereof without registration under the Exchange Act within the limitations of the exemptions provided by (A) Rule 144 or (B) any similar rule or regulation hereafter adopted by the SEC. Notwithstanding anything contained in this Section 7(b), the Company may de-register under Section 12 of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder and, in such circumstances, after completion of the Company’s obligations prior to such deregistration, shall not be required hereby to file any reports which may be necessary in order for Rule 144 or any similar rule or regulation under the Act to be available. Nothing in this Section 7(b) shall be deemed to limit in any manner the restrictions on transfers of Stock contained in this Agreement.

8. Lock-up Agreements. The Employee Stockholder agrees that he or she will execute such reasonable and customary lock-up agreements not to, among other things, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Stock as may be reasonably requested by the underwriters in connection with an underwritten offering by the Company or on behalf of the Sponsors, provided, that such lock-up agreement, will explicitly exempt and exclude any transaction between the Employee Stockholder and the Company pursuant to Section 4 or Section 5 of this Agreement. In addition to any other remedies available to the Company, upon the failure of the Employee Stockholder to promptly execute and deliver such a lock-up agreement upon request will trigger a 5(b) Call Event with respect to such Stock (but not the employment of the Employee Stockholder), which such Stock shall be subject to the true-up payment under Section 5(g).

9. Additional Rights of Employee Stockholders. Prior to the consummation of the Initial Public Offering, if the Company issues Common Stock in a transaction in which the Investors would be entitled to preemptive rights and within 90 days following the consummation of such issuance the Employee Stockholders so request, the Board, in its sole discretion, will consider in good faith offering the Employee Stockholders the opportunity to purchase additional shares of Common Stock.

10. Rights to Negotiate Repurchase Price. Nothing in this Agreement shall be deemed to restrict or prohibit the Company from purchasing, redeeming or otherwise acquiring for value shares of Stock or Options from the Employee Stockholder, at any time, upon such terms and conditions, and for such price, as may be mutually agreed upon in writing between the

Parties, whether or not at the time of such purchase, redemption or acquisition circumstances exist which specifically grant the Company the right to purchase, or the Employee Stockholder the right to sell, shares of Stock or any Options under the terms of this Agreement; provided that no such purchase, redemption or acquisition shall be consummated, and no agreement with respect to any such purchase, redemption or acquisition shall be entered into, without the prior approval of the Board.

11. Notice of Change of Beneficiary. Immediately prior to any transfer of Stock to a Employee Stockholder’s Trust, the Employee Stockholder shall provide the Company with a copy of the instruments creating the Employee Stockholder’s Trust and with the identity of the beneficiaries of the Employee Stockholder’s Trust. The Employee Stockholder shall notify the Company as soon as practicable prior to any change in the identity of any beneficiary of the Employee Stockholder’s Trust.

12. Recapitalizations, etc. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Stock or the Options, to any and all shares of capital stock of the Company or any capital stock, partnership units or any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or substitution of the Stock or the Options by reason of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise, and in the event of any of the foregoing occurrences, all references to shares of Common Stock, Option Exercise Prices and any other per share purchase price of Common Stock contained herein shall refer to such shares and prices as the same may be adjusted in connection with any of the foregoing.

13. Employee Stockholder’s Employment by the Company Group. Nothing contained in this Agreement (a) obligates the Company Group to employ the Employee Stockholder in any capacity whatsoever or (b) prohibits or restricts the Company Group from terminating the employment of the Employee Stockholder at any time or for any reason whatsoever, with or without Cause, and the Employee Stockholder hereby acknowledges and agrees that neither the Company Group nor any other Person has made any representations or promises whatsoever to the Employee Stockholder concerning the Employee Stockholder’s employment or continued employment by the Company Group.

14. Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. In the case of a transferee permitted under Section 2(a) or Section 3(a) (other than clauses (iii), (iv) or (vi) thereof) hereof, such transferee shall be deemed the Employee Stockholder hereunder; provided, however, that no transferee (including without limitation, transferees referred to in Section 2(a) or Section 3(a) hereof) shall derive any rights under this Agreement unless and until such transferee has delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement. No provision of this Agreement is intended to or shall confer upon any Person other than the Parties any rights or remedies hereunder or with respect hereto.

15. Amendment. This Agreement may be amended by the Company at any time upon notice to the Employee Stockholder thereof; provided that (i) any amendment that materially disadvantages the Employee Stockholder shall not be effective unless and until the Employee Stockholder has consented thereto in writing and (ii) any amendment that disadvantages the Employee Stockholder in more than a de minimis way but less than a material way shall require the consent of a majority of the members of Samson’s Executive Team, consisting of the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer, or, in the absence of any such Officer, the highest ranking Vice President of Samson performing the duties of any such Officer at the time of such amendment.

16. Closing. Except as otherwise provided herein, the closing of each purchase and sale of shares of Stock pursuant to this Agreement shall take place at the principal office of the Samson on the tenth business day following delivery of the notice by either Party to the other of its exercise of the right to purchase or sell such Stock hereunder.

17. Applicable Law; Jurisdiction; Dispute Resolution; Legal Fees.

(a) The laws of the State of Delaware applicable to contracts executed and to be performed entirely in such state shall govern the interpretation, validity and performance of the terms of this Agreement.

(b) In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be treated as if it were a controversy under such Employee Stockholder’s employment agreement, if such Employee Stockholder’s employment agreement became effective on or before the date hereof, but if such Employee Stockholder is not a party to any such employment agreement at the time of such dispute, such controversy which cannot be settled amicably by the parties shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place in Tulsa, OK. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses incurred in connection with such arbitration, unless otherwise determined by the arbitrator.

(c) Notwithstanding the foregoing, the Employee Stockholder acknowledges and agrees that the Company, the Company Group, the Investors, the Sponsors and any of their respective Affiliates shall be entitled to injunctive or other relief in order to enforce the covenant not to solicit and/or confidentiality covenants as set forth in Section 22(a) of this Agreement.

(d) In the event of any arbitration or other disputes with regard to this Agreement or any other document or agreement referred to herein, each Party shall pay its own legal fees and expenses, unless otherwise determined by the arbitrator.

18. Assignability by the Company. The Company shall have the right to assign (i) any or all of its rights or obligations to purchase shares of Stock pursuant to Sections 4 and 5 hereof and (ii) any or all of its other rights or obligations hereunder to any part of the Company Group; provided, however, that no such assignment shall relieve the Company from its obligations thereunder.

19. Miscellaneous.

(a) In this Agreement all references to “dollars” or “$” are to United States dollars and the masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

(b) If any provision of this Agreement shall be declared illegal, void or unenforceable by any court of competent jurisdiction, the other provisions shall not be affected, but shall remain in full force and effect.

(c) This Agreement is being executed in addition to the outstanding change of control agreement between the Employee Stockholder and Samson (the “Change of Control Agreement”) and this Agreement does not replace, amend, supersede or override the Change of Control Agreement in any respect. The parties to this agreement acknowledge that this Agreement is intended only to govern the Stock and Options of the Employee Stockholder. In the event of any conflict between this Agreement and the Change of Control Agreement, the Change of Control Agreement shall control.

(d) Nothing in this Agreement shall be read to require any change to the Option Plan that would affect the Company’s ability to rely on the exemption from registration under the Exchange Act available under Rule 12h-1(f) or Rule 12h-1(g), as amended. In any conflict between the provisions of this Agreement and the Option Plan that would affect the Company’s ability to rely on the exemption from registration under the Exchange Act available under Rule 12h-1(f) or Rule 12h-1(g), as amended, the provisions that comply with Rule 12h-1(f) or Rule 12h-1(g) (as applicable) will control. Notwithstanding the foregoing, the transfer restrictions on the Stock and Options set forth in this Agreement shall not be reduced, eliminated or otherwise altered except in accordance with the terms of this Agreement.

20. Withholding. The Company Group shall have the right to deduct from any cash payment made under this Agreement to the applicable Employee Stockholder Entities any federal, state or local income or other taxes required by law to be withheld with respect to such payment, if applicable.

21. Notices. All notices and other communications provided for herein shall be in writing. Any notice or other communication hereunder shall be deemed duly given (i) upon electronic confirmation of facsimile, (ii) one business day following the date sent when sent by overnight delivery and (iii) five (5) business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid, in each case as follows:

(a)	If to the Company, to it at the following address:

Samson Resources Corporation

Two West Second Street

Tulsa, Oklahoma 74103

Attention: Corporate Secretary

Facsimile: (918) 591-1718

and

Samson Resources Corporation

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th St., Suite 4200

New York, New York 10019

Attention: Jonathan Smidt

Facsimile: (212) 750-0003

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Andrew W. Smith

Facsimile: (212) 455-2502

and

Simpson Thacher & Bartlett LLP

909 Fannin Street, Suite 1475

Houston, Texas 77010

Attention: Andrew T. Calder

Facsimile: (713) 821-5602

(b) If to the Employee Stockholder, to the Employee Stockholder at the address set forth below under the Employee Stockholder’s signature; or at such other address as either party shall have specified by notice in writing to the other.

22. Confidential Information; Covenant Not to Solicit.

(a) In consideration of the Company entering into this Agreement with the Employee Stockholder, the Employee Stockholder hereby covenants and agrees he or she shall not:

(i) at any time during or after the Employee Stockholder’s employment with the Company or its subsidiaries, disclose any Confidential Information or proprietary information pertaining to the business of the Company or the Company Group or the Investors or the Sponsors or any of their respective Affiliates, except when required by law or while employed by the Company Group for the benefit of the Company Group; and

(ii) at any time during the Employee Stockholder’s employment with the Company Group and for the eighteen (18) month period thereafter, solicit or hire any Person who is, or was during the eighteen (18) months preceding the time of the solicitation or hiring, employed by the Company Group other than for the benefit of (i) the Company Group, (ii) the Investors, (iii) the Sponsors and (iv) each of their respective Affiliates.

(b) Notwithstanding clause (a) above, if at any time a court holds that the restrictions stated in such clause (a) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because the Employee Stockholder’s services are unique and because the Employee Stockholder has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

(c) In the event that the Employee Stockholder breaches any of the provisions of Section 22(a), in addition to all other remedies that may be available to the Company, the Employee Stockholder’s equity shall be treated in the same manner as if the Employee Stockholder’s employment had been terminated for Cause by the Company Group.

(d) Each of the Investors and the Sponsors shall be direct third party beneficiaries with respect to the provisions this Section 22.

23. Effectiveness. Upon execution and delivery of this Agreement by the parties hereto, this Agreement shall become effective as of the date hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SAMSON RESOURCES CORPORATION

By:
Name:	Darrell Mayfield
Title:	Vice President-Human Resources

EMPLOYEE STOCKHOLDER:

Name:
ADDRESS:

☐ The above-signed represents that he/she is an “accredited investor” as defined in Rule 501(a) of Regulation D as amended, under the Act.